EXHIBIT 99.1

Quanex Building Products Corporation Announces Definitive Agreement to Acquire Assets of Alumco

HOUSTON, Dec. 17, 2012 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today announced it signed a definitive agreement to acquire the assets of Alumco, Inc. and its subsidiaries in an all cash transaction. The assets to be purchased include Aluminite, a screen producer for the window and door industry. The acquisition is expected to be accretive to earnings per share in 2013 and close by December 31, 2012. The purchase price and other financial information related to Alumco will not be publicly disclosed.

Alumco is headquartered in Chehalis, Washington, and has nine manufacturing facilities located throughout the United States that produce and market window and patio door screens to original equipment manufacturers (OEMs). Alumco's window screens primarily serve vinyl window manufacturers, which Quanex does not currently serve with window screens. The new business will become part of Quanex's Engineered Products Group.

"I'm pleased to welcome the team from Alumco into the Quanex family," said David Petratis, chairman, president and chief executive officer of Quanex. "The acquisition allows us to expand our presence in the fenestration segment. Quanex currently manufactures window screens for wood window manufacturers. This acquisition creates the opportunity to become a leading window and door screen producer in North America, allowing us to extend our product offering and geographic footprint. Doing so will enable Quanex to further support North American window OEMs," said Petratis.

Quanex Building Products Corporation is a ROIC-driven company that grows shareholder returns through a combination of organic growth and strategic acquisitions. The Company is listed on the NYSE under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements in this press release that reflect future expectations or beliefs are forward-looking statements and are based on current expectations.  Actual results or events involve risks and uncertainties and may differ materially from this release.  For a more complete discussion of factors, risks, and uncertainties that may affect the company's future performance, please refer to the company's Form 10-K filing on December 20, 2011, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein, and its subsequently filed Form 10-Q filings.

CONTACT: Financial Contact: Marty Ketelaar
         713-877-5402
         Media Contact: Valerie Calvert
         713-877-5305
         For additional information, please visit www.quanex.com